UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 7, 2020

Aethlon Medical, Inc.

(Exact name of registrant as specified in its charter)

Nevada	001-37487	13-3632859
(State or other jurisdiction	(Commission File Number)	(IRS Employer Identification No.)
of incorporation)

9635 Granite Ridge Drive, Suite 100 San Diego, California		92123
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: 858-459-7800

Not applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol	Name of each exchange on which registered
Common Stock	AEMD	The Nasdaq Capital Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01	Entry into a Definitive Material Agreement.

On December 7, 2020, Aethlon Medical, Inc. (the “Company”) entered into a Lease (the “Lease”) with San Diego Inspire 1, LLC, a Delaware limited liability company (“San Diego Inspire 1”), and San Diego Inspire 2, LLC, a Delaware limited liability company (together, the “Landlord”), for the lease of approximately 4,630 square feet of space, consisting of (i) approximately 2,823 square feet of space located at 11555 Sorrento Valley Road, San Diego, California 92121 (the “Office Premises”) and (ii) 1,807 square feet of space located at 11575 Sorrento Valley Road, San Diego, California 92121 (the “Lab Premises” and together with the Office Premises, the “Premises”). The Lease is expected to commence on the date upon which the Premises are ready for occupancy or on such date as the Company commences to conduct business on the Premises, and has an initial term of 63 months after the commencement date of the Lease (the “Initial Term”). The Lease provides the Company with an option to extend the Initial Term for one additional renewal term of five years (the “Option Term”). During the first year of the Initial Term, the Company is required to pay base rent of $6,012.99 per month for the Office Premises and base rent of $7,372.56 per month for the Lab Premises. Thereafter, the base rent will increase each year for the Premises and in the sixth year of the Initial Term, the Company is required to pay base rent of $6,944.58 per month for the Office Premises and base rent of $8,529.04 per month for the Lab Premises. If the Company elects to extend the Lease beyond the Initial Term, then the base rent for the Option Term will be the fair rental value (as calculated in the Lease) for the Premises as of the commencement date of the Option Term. The Company will also be responsible for the payment of the Company’s share of certain operating expenses and tax expenses of the buildings, subject to certain exceptions. In the event of a default of certain of the Company’s obligations under the Lease, the Landlord may terminate the Lease and recover damages as provided by the Lease and by law.

In connection with the Lease, on December 7, 2020 the Company and San Diego Inspire 1 also entered into an Eighth Amendment to Standard Industrial Net Lease, effective as of November 24, 2020 (the “Eighth Amendment”), to extend the terms of the Company’s current lease for its lab space pursuant to the Standard Industrial Net Lease, dated as of September 28, 2009, as amended through the Seventh Amendment to Standard Industrial Net Lease, dated as of September 9, 2019 (the “Current Lease”). The Eighth Amendment extends the term of the Current Lease through the date on which the Premises under the Lease are ready for occupancy, estimated to be an approximately seven month extension of the Current Lease expiration date of November 30, 2020. The monthly base rent amount during the extended term will be $6,147.83.

The foregoing description of the Lease and the Eighth Amendment are only summaries and are qualified in their entirety by the terms of the Lease and the Eighth Amendment, copies of which the Company expects to file as exhibits to the Company’s Quarterly Report on Form 10-Q for the quarter ended December 31, 2020.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Aethlon Medical, Inc.

Dated: December 10, 2020	By:	/s/ James B. Frakes
James B. Frakes Chief Financial Officer

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